Exhibit 10.1

Execution Version

Kayne Anderson BDC, Inc.

$40,000,000 Floating Rate Senior Notes, Series C, due June 30, 2028

$60,000,000 5.80% Senior Notes, Series D, due June 30, 2028

$100,000,000 6.15% Senior Notes, Series E, due October 15, 2030

Note Purchase Agreement

Dated September 9, 2025

Note Purchase Agreement - Kayne Anderson (2025) REDACTED

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SCHEDULE A	—	Defined Terms
SCHEDULE 1A	—	Form of Floating Rate Senior Note, Series C, due June 30, 2028
SCHEDULE 1B	—	Form of 5.80% Senior Notes, Series D, due JUNE 30, 2028
SCHEDULE 1C	—	Form of 6.15% Senior Notes, Series E, due OCTOBER 15, 2030
SCHEDULE 5.3	—	Disclosure Materials
SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.15	—	Existing Indebtedness
SCHEDULE 6.1	—	Competitors
SCHEDULE 10.1	—	Transactions with Affiliates
PURCHASER SCHEDULE	—	Information Relating to Purchasers

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Kayne Anderson BDC, Inc.

717 Texas Avenue, Suite 2200

Houston, TX 77002

Floating Rate Senior Notes, Series C, due June 30, 2028 5.80% Senior Notes, Series D, due June 30, 2028

6.15% Senior Notes, Series E, due October 15, 2030

September 9, 2025

To Each of the Purchasers Listed in

the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Kayne Anderson BDC, Inc., a Delaware corporation (the “Company”), agrees with each of the Purchasers as follows:

Section 1. Authorization of Notes.

Section 1.1. Authorization of Notes. The Company will authorize the issue and sale of (a) $40,000,000 aggregate principal amount of its Floating Rate Senior Notes, Series C, due June 30, 2028 (the “Series C Notes”), (b) $60,000,000 aggregate principal amount of its 5.80% Senior Notes, Series D, due June 30, 2028 (the “Series D Notes”) and (c) $100,000,000 aggregate principal amount of its 6.15% Senior Notes, Series E, due October 15, 2030 (the “Series E Notes”; and collectively with the Series C Notes and the Series D Notes, the “Notes”). The Notes shall be substantially in the form set out in Schedule 1A, Schedule 1B and Schedule 1C, respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

Section 1.2. Changes in Interest Rate. (a) If at any time a Below Investment Grade Event occurs, then:

(i) as of the date of the occurrence of a Below Investment Grade Event to and until the date on which such Below Investment Grade Event is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of any Debt Rating necessary to cure such Below Investment Grade Event), the Notes shall bear interest at the Below Investment Grade Adjusted Interest Rate; and

(ii) the Company shall promptly, and in any event within twenty (20) Business Days after a Below Investment Grade Event has occurred, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Below Investment Grade Event has occurred and confirming the effective date of the Below Investment Grade Event and that the Below Investment Grade Adjusted Interest Rate will accrue from the date on which such Below Investment Grade Event shall have occurred and will be payable on each subsequent interest payment date until such Below Investment Grade Event is no longer continuing in consequence thereof.

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(b) The reasonable, documented fees and expenses of any Acceptable Rating Agency and all other costs incurred in connection with obtaining, affirming or appealing a Debt Rating pursuant to this Section 1.2 shall be borne solely by the Company.

(c) If at any time a Secured Debt Ratio Event occurs, then:

(i) as of the earlier of (x) the date of the occurrence of a Secured Debt Ratio Event and (y) the last day of the applicable fiscal quarter or fiscal year for which financial statements delivered pursuant to Section 7.1 or Section 7.2 evidence the occurren ce of a Secured Debt Ratio Event to and until the date on which such Secured Debt Ratio Event is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of a certificate from a Senior Financial Officer of the Company certifying that such Secured Debt Ratio Event has been cured), the Notes shall bear interest at the Secured Debt Ratio Adjusted Interest Rate; and

(ii) to the extent the Company has knowledge thereof, the Company shall promptly, and in any event within ten (10) Business Days after the Company has knowledge that a Secured Debt Ratio Event has occurred, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Secured Debt Ratio Event has occurred and confirming the effective date of the Secured Debt Ratio Event and that the Secured Debt Ratio Adjusted Interest Rate will accrue from such effective date and will be payable on each subsequent interest payment date until such Secured Debt Ratio Event is no longer continuing, in consequence thereof .

(d) Notwithstanding anything to the contrary, if a Below Investment Grade Event and a Secured Debt Ratio Event are both continuing at the same time, then as of the date on which both such events first simultaneously existed and are continuing until the earliest date on which either or both events is no longer continuing, the Notes shall bear interest at an interest rate per annum which is 2.00% above the stated rate of the Notes (or the Default Rate based on the stated interest rate for the Note, as the case may be); provided that after such date if either the Below Investment Grade Event or the Secured Debt Ratio Event (but not both) shall continue, then the Notes shall bear interest at the Below Investment Grade Adjusted Interest Rate or the Secured Debt Ratio Adjusted Interest Rate, as applicable.

(e) As used herein, “Below Investment Grade Adjusted Interest Rate” means the interest rate per annum which is 1.00% above the otherwise then applicable rate of the Notes (or the Default Rate based on the stated interest rate for the Note, as the case may be). For the avoidance of doubt, the Below Investment Grade Adjusted Interest Rate shall not apply unless and until a Below Investment Grade Event has occurred.

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(f) As used herein, a “Below Investment Grade Event” shall occur if:

(i) at any time the Company has obtained a Debt Rating from only one Acceptable Rating Agency, the then most recent Debt Rating received from such Acceptable Rating Agency that is in full force and effect (not having been withdrawn) is below Investment Grade;

(ii) at any time the Company has obtained a Debt Rating from two Acceptable Rating Agencies, the then lower of the most recent Debt Ratings received from the Acceptable Rating Agencies that are in full force and effect (not having been withdrawn) is below Investment Grade;

(iii) at any time the Company has obtained a Debt Rating from three or more Acceptable Rating Agencies, the then second lowest of the most recent Debt Ratings received from the Acceptable Rating Agencies that is in full force and effect (not having been withdrawn) is below Investment Grade (provided, for the avoidance of doubt, if two or more of the most recent Debt Ratings are equal or equivalent to the lowest such Debt Rating, then one of such equal or equivalent Debt Ratings will be deemed to be the second lowest Debt Rating for purposes of such determination); or

(iv) at any time the Company shall have failed to receive and deliver to the holders of the Notes a Debt Rating from at least one Acceptable Rating Agency as required by Section 9.8(a); provided, that in the event the Company shall have failed to maintain a Debt Rating of the Notes as so required, a Below Investment Grade Event will not be deemed to have occurred solely as a result of its failure to maintain a Debt Rating unless and until the Company fails to obtain and deliver to the holders of the Notes a Debt Rating that is Investment Grade within 60 days of the first date on which the Company failed to maintain such Debt Rating and in the event that the Company fails to obtain a Debt Rating during such 60-day period or any such Debt Rating obtained by the Company is below Investment Grade, then (x) a Below Investment Grade Event shall be deemed to have occurred effective as of the first date on which the Company failed to maintain such Debt Rating and (y) if any Interest Payment Date has occurred during such 60 -day period, the Company shall promptly (and in any event within five (5) Business Days of the earlier of the end of such 60-day period and the date on which it obtains a Debt Rating on the Notes that is below Investment Grade) pay such additional interest as would have been required to be paid if the Below Investment Grade Adjusted Interest Rate had been in effect since such date on which the Company first failed to maintain such Debt Rating. For the avoidance of doubt, the Below Investment Grade Event shall end immediately upon the delivery by the Company of one or more Debt Ratings such that the foregoing conditions are no longer triggered. Upon the end of the Below Investment Grade Event, the applicable interest rate shall automatically return to the stated interest rate for the Notes (or the Default Rate based on the stated interest rate for the Notes, as the case may be).

(g) As used herein, “Secured Debt Ratio” means the ratio of (a) Secured Debt minus Cash and Cash Equivalents held by the Company and its Subsidiaries that are consolidated with the Company for purposes of GAAP (other than any of the Company’s Subsidiaries which are SBIC Subsidiaries) to (b) the value of the total assets of the Company and its Subsidiaries that are consolidated with the Company for purposes of GAAP (other than any of the Company’s Subsidiaries which are SBIC Subsidiaries) minus Cash and Cash Equivalents held by the Company and its Subsidiaries that are consolidated with the Company for purposes of GAAP other than any of the Company’s Subsidiaries which are SBIC Subsidiaries; provided, such ratio shall be determined, without duplication, on a pro forma basis giving effect to the amount of cash the Company is projected to receive from selling assets, issuing equity or unsecured debt within the succeeding sixty (60) days; provided that the Company has entered into a definitive agreement in respect of such asset sale, equity issuance or unsecured debt issuance, as applicable, which agreement provides for Company’s receipt of not less than the amount of such projected cash upon the closing of the relevant transaction within such sixty (60) day period.

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(h) As used herein, “Secured Debt Ratio Adjusted Interest Rate” means the interest rate per annum which is 1.50% above the otherwise then applicable rate of the Notes (or the Default Rate based on the stated interest rate for the Note, as the case may be). For the avoidance of doubt, the Secured Debt Ratio Adjusted Interest Rate shall not apply unless and until a Secured Debt Ratio Event has occurred.

(i) As used herein, a “Secured Debt Ratio Event” shall occur if at any time the Company’s Secured Debt Ratio exceeds 55%.

For the avoidance of doubt, the Secured Debt Ratio Event shall end immediately upon the Secured Debt Ratio (as evidenced by the receipt and delivery to the holders of the Notes of a certificate from a Senior Financial Officer of the Company certifying that such Secured Debt Ratio Event has been cured), within the period specified in the chart above, being less than or equal to the percentage set forth opposite such period above (provided that the Secured Debt Ratio is in fact less than or equal to the applicable percentage). Upon the end of the Secured Debt Ratio Event, the applicable interest rate shall automatically return to the stated interest rate for the Notes or, if applicable, the Below Investment Grade Adjusted Interest Rate (or the Default Rate based on the applicable interest rate for the Notes, as the case may be).

(j) Following the occurrence and during the continuance of an Event of Default, the Notes shall bear interest at the Default Rate.

Section 1.3. Interest Rate.

(a) The Fixed Rate Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal thereof from the date of issuance at their respective stated rate of interest, as may be adjusted in accordance with Section 1.2, payable semiannually on each Payment Date and at maturity, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and, to the extent permitted by law, at the applicable Default Rate on overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make -Whole Amount until paid.

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(b) The Floating Rate Notes shall bear interest (computed on the basis of actual days elapsed in a 360-day year) on the unpaid principal balance thereof from the date of issuance at a floating rate equal to the Adjusted SOFR Rate from time to time applicable to the Floating Rate Notes, as may be adjusted in accordance with Section 1.2, payable quarterlyon each Payment Date and at maturity, until the unpaid principal balance thereof shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and, to the extent permitted by law, at the applicable Default Rate on overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any applicable Prepayment Settlement Amount and Breakage Amount until paid.

(c) For each Floating Interest Period, the Adjusted SOFR Rate applicable to the Floating Rate Notes shall be determined by the External Manager on the Floating Interest Rate Determination Date, and notice of the Adjusted SOFR Rate shall be given to the holders of the Floating Rate Notes on such day, together with a copy of the relevant screen used for the determination of Term SOFR, a calculation of the Adjusted SOFR Rate for such Floating Interest Period in reasonable detail, the number of days in such Floating Interest Period and the date on which interest for such Floating Interest Period will be paid in accordance with Section 1.3(b) hereof. In the event that the Floating Rate Required Holders do not concur with any such determination by the External Manager, within ten (10) Business Days after receipt by the holders of a notice delivered by the External Manager pursuant to the immediately preceding sentence, such holders shall provide notice to the Company, together with a copy of the relevant screen used for the determination of Term SOFR, a calculation of the Adjusted SOFR Rate for such Floating Interest Period in reasonable detail, the number of days in such Floating Interest Period, the date on which interest for such Floating Interest Period will be paid in accordance with Section 1.3(b) hereof and the amount of interest to be paid to each holder of Floating Rate Notes on such date, and any such determination made in accordance with the provisions of this Agreement by the Floating Rate Required Holders shall be binding upon the Company absent manifest error.

(d) Notwithstanding anything to the contrary contained in this Agreement, the rate of interest applicable to the unpaid principal balance of the Notes of any series will in no event be higher than the maximum rate of interest permitted by applicable law (the “Maximum Rate”). If a holder shall receive any payment of interest on any Note in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the applicable Note or, if it exceeds such unpaid principal, refunded to the Company.

Section 1.4. Benchmark Replacement for Floating Rate Notes.

(a) Benchmark. Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Company, with the consent of the Floating Rate Required Holders, will have the right to make Benchmark Replacement Conforming Changes with respect to such Benchmark Replacement from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such conforming changes with respect to such Benchmark Replacement will become effective with respect to such Floating Rate Notes without any further action or consent of any other party to this Agreement.

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(c) Notices; Standards for Decisions and Determinations. The Company will promptly notify the holders of Floating Rate Notes in writing of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Company (with the consent or agreement of the Floating Rate Required Holders, if applicable) pursuant to this Section 1.4(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 1.4(c).

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Company in its reasonable discretion, or (B) subsequently becomesrepresentativeor in compliancewith or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Company, with the consent of the Floating Rate Required Holders, may modify the definition of “Floating Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor; provided that the Floating Rate Required Holders shall be deemed to have consented to any such modification unless they shall object thereto by written notice to the Company within ten (10) Business Days after having received notice thereof; and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Company, with the consent of the Floating Rate Required Holders, may modify the definition of “Floating Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor; provided that the Floating Rate Required Holders shall be deemed to have consented to any such modification unless they shall object thereto by written notice to the Company within ten (10) Business Days after having received notice thereof.

(e) Rates. The External Manager does not warrant or accept responsibility for, and shall have no liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to SOFR, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The External Manager may select information sources or services in their reasonable discretion to ascertain SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Purchaser, any holder of Notes or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such in formation source or service.

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Section 2. Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and series specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3. Closing.

This Agreement shall be executed and delivered in advance of the Closing at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60603, on September 9, 2025 (the “Execution Date”). The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, IL 60606, at 8:00 am Chicago time, at a closing (the “Closing”) on October 15, 2025. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $250,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company pursuant to the funding instructions delivered pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4. Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company and the Initial Subsidiary Guarantor in this Agreement or its Subsidiary Guaranty, as the case may be, shall be correct when made and at the Closing.

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Section 4.2. Performance; No Default. The Company and the Initial Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement or its Subsidiary Guaranty, as the case may be, required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing and no Change in Control shall have occurred since August 22, 2025.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company and each Initial Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company and the Initial Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the Subsidiary Guaranty and (ii) their respective organizational documents as then in effect.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Paul Hastings LLP, counsel for the Company and the Initial Subsidiary Guarantor, covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and

(b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

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Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7. Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the reasonable and documented out-of-pocket fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least two Business Days prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each Series of Notes.

Section 4.9. Changes in Corporate Structure. Neither the Company nor the Initial Subsidiary Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. (a) At least five (5) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for such Purchaser’s Notes is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.10 at least five (5) Business Days prior to the date of Closing and ( d) contact information of a representative at the transferee bank and a representative at the Company who will be available to confirm such instructions by telephone.

(b) Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit ($50.00 or less) to the account identified in the written instructions no later than two (2) Business Days prior to Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.

(c) At least two (2) Business Days prior to the date of the Closing, if requested by a Purchaser, a Responsible Officer of the Company shall haveconfirmed the aforementioned written instructions in a live video conference call made available to the Purchasers.

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Section 4.11. Debt Rating. The Notes shall have received a Debt Rating of “BBB” or better by Kroll. In the event such Debt Rating is not a public rating, the Company will provide to each Purchaser a Private Rating Letter evidencing such Debt Rating and a Private Rating Rationale Report with respect to such Debt Rating.

Section 4.12. Subsidiary Guaranty. The Initial Subsidiary Guarantor shall have duly executed and delivered its Subsidiary Guaranty, in form and substance reasonably satisfactory to such Purchaser, and such Subsidiary Guaranty shall be in full force and effect.

Section 4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5. Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser as of the date of this Agreement and the Closing that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly au- thorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ r ights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. (a) The Company, through its agents, SMBC Nikko Securities America, Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC, has delivered to each Purchaser a copy of an Investor Presentation, dated August 2025 (the “Presentation”), relating to the transactions contemplated hereby. This Agreement, the Presentation, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company (other than financial projections, pro forma financial information and other forward-looking information referenced in Section 5.3(b)) prior to August 22, 2025 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Presentation and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, did not as of August 22, 2025, and, after taking into account all updates thereto and the same having been delivered to the Purchasers, do not as of the date of the Closing, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2024, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

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(b) All financial projections, pro forma financial information and other forward-looking information which has been delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information of the Company, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (1) such financial information as it relates to future events is subject to significant and inherent uncertainty and contingencies (many of which are beyond the control of the Company) and that no assurance can be given that such financial information will be realized, and are therefore not to be viewed as fact, and (2) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

Section 5.4. Organization and Ownership of Shares of Subsidiaries . (a) Schedule 5.4 contains (except as noted therein) complete and correct lists as of the date of this Agreement of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, and (ii) the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, and, to the extent applicable, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Subsidiary Guarantor is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary Guarantor has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(d) No Subsidiary Guarantor is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary Guarantor to pay dividends out of profits or make any other similar distributions of profits to the Company or any other Obligor that owns outstanding shares of capital stock or similar equity interests of such Subsidiary Guarantor.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its consolidated Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to year-end adjustments). As of the date hereof, the Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary Guarantor under, any (A) indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which the Company or any Subsidiary Guarantor is bound or by which the Company or any Subsidiary Guarantor or any of their respective properties may be bound or (B) corporate charter, regulations or by-laws, shareholders agreement of the Company or any Subsidiary Guarantor , (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary Guarantor, in each case, except where any of the foregoing (other than clause (i)(B)), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes other than (i) any filing required under the Exchange Act or the rules or regulations promulgated thereunder on Form 8-K, Form 10-Q or Form 10-K which filings have been made or will be made, or (ii) such as have been obtained or made and are or will be in full force and effect.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(b) Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all federal and state income and other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount, applicability or validity of which is contested in good faith by appropriate proceedings on a timely basis, (ii) the Company or a Subsidiary, as the case may be, has established adequate reserves therefor in accordance with GAAP or (iii) the nonpayment of all such taxes and assessments would not, individually or in the aggregate, reasonable be expected to have a Material Adverse Effect.

Section 5.10. Title to Property. The Company and its Subsidiaries have good and sufficient title to their respective properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business or otherwise as permitted by this Agreement), in each case free and clear of Liens prohibited by this Agreement, except where failure to have title would not reasonable be expected to have a Material Adverse Effect.

Section 5.11. Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others except where failure to have title would not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) To the knowledge of the Company, there is no Material violation by any Person of any right of the Company or any other Obligor with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any other Obligor.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 5.12. Compliance with Employee Benefit Plans. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and (ii) no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Pension Plan under section 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Pension Plans, determined as of the end of such Pension Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Pension Plan allocable to such benefit liabilities by an amount that has resulted in or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001(a)(16) of ERISA and the terms “current value” and “present value” have the meaning specified in section 3(26) and section 3(27), respectively, of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not reasonably likely to result in a Material Adverse Effect.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2.

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(f) The Company’s assets do not constitute “plan assets” subject to Title I of ERISA or Section 4975 of the Code.

(g) The Company and its Subsidiaries do not have any Non-U.S. Plans the acts or omissions of or facts related to which have resulted or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.13. Private Offering by the Company. Neither the Company nor anyoneacting on its behalf has offered the Notes or any substantially similar debt Securities for sale to, or solicited any offer to buy the Notes or any substantially similar debt Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 55 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for general corporate purposes of the Company and its Subsidiaries, including to make investments, repay existing debt and make distributions permitted by this Agreement. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of July 30, 2025 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary Guarantor is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary Guarantor the outstanding principal amount of which exceeds $25,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(b) Except as disclosed in Schedule 5.15, neither the Company nor any other Obligor has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c) Neither the Company nor any other Obligor is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such other Obligor, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Material Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each c ase which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Environmental Matters. (a) Neither the Company nor any Subsidiary has received any written claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws by the Company or any Subsidiary, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which has violated any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Company nor any Subsidiary has released any Hazardous Materials in a manner which is in violation of any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Investment Company Act. (a) The Company has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and as a RIC.

(b) The business and other activities of the Company and its Subsidiaries, including the issuance of the Notes hereunder, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Company and its Subsidiaries.

(c) The Company is in compliance in all respects with the Investment Policies, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.20. Ranking of Obligations. The Company’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 6. Representations of the Purchasers.

Section 6.1. Purchase for Investment. (a) Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act or the securities laws of any state or foreign jurisdiction and may be resold, transferred or otherwise disposed of only if registered pursuant to the provisions of the Securities Act and any applicable state or foreign securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

(b) Each Purchaser severally understands and agrees that it will not transfer the Notes or any part or portion thereof held by it (i) to any Person who is not an Institutional Investor or (ii) so long as no Default or Event of Default shall have occurred and is continuing, to any Person who is a Competitor or (iii) in violation of applicable law.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95 -60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption) it is not ineligible pursuant to Section1(g) of the QPAM Exemption, no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (k) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been heretofore identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than that is not subject to ERISA or section 4975 of the Code.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 6.3. Investment Experience; Access to Information. Each Purchaser (for itself and for each account for which such Purchaser is acquiring the Notes) severally represents that such Person:

(a) is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act and an “Institutional Account” as defined in FINRA Rule 4512(c) and a Qualified Institutional Buyer,

(b) either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest and has so evaluated and analyzed the risks and merits of such investment,

(c) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment,

(d) understands the terms of and risks associated with the purchase of the Notes, including, without limitation, a lack of liquidity, pricing availability and risks associated with the industry in which the Company operates,

(e) has had the opportunity to review (i) the Disclosure Documents, and (ii) such other disclosure regarding the Company, its business and its financial condition as such Purchaser has determined to be necessary in connection with the purchase of the Notes, and has not received any other information, whether orally or in writing, contrary to the information in this sub-clause (e),

(f) has had an opportunity to ask such questions and make such inquiries concerning the Company, its business and its financial condition as such Purchaser has deemed appropriate in connection with its purchase of the Notes and to receive satisfactory answers to such questions and inquiries, and

(g) is purchasing the Notes without a view to distribution thereof within the meaning of the Securities Act and agrees not to reoffer or resell the Notes except pursuant to an exemption from registration under the Securities Act or pursuant to an effective registration statement thereunder (it being understood, however, that the disposition of such Person’s property shall at all times be within such Person’s control).

Section 6.4. Authorization. Each Purchaser, or Assignee following an assignment in accordance with Section 13.2, as applicable, severally represents that (a) it has full power and authority to enter into this Agreement and (b) this Agreement, when executed and delivered by such Purchaser or assigned to an Assignee in accordance with Section 13.2 , will constitute valid and legally binding obligations of such Purchaser or Assignee, applicable, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 6.5. Restricted Securities. Each Purchaser understands that the Notes have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Purchaser’s representations as expressed herein. Each Purchaser understands that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, each Purchaser must hold the Notes indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Purchaser acknowledges that the Company has no obligation to register or qualify the Notes for resale. Each Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes, and on requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

Section 6.6. No Public Market. Each Purchaser understands that no public market now exists for the Notes, and that the Company has made no assurances that a public market will ever exist for the Notes.

Section 6.7 Legends. Each Purchaser understands that the Notes may be notated with one or both of the following legends:

(a) “THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.”

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Notes.

Section 7. Information as to Company

Section 7.1. Financial and Business Information. The Company shall deliver to (i) prior to the Closing, each Purchaser that is an Institutional Investor and (ii) after the Closing, each holder of a Note that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter, and

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(ii) consolidated statements of operations, cash flows and changes in net assets of the Company and its consolidated Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year (to the extent applicable), all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (other than absence of footnotes and year-end adjustments), and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and its consolidated Subsidiaries being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within 120 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of

(i) a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year, and

(ii) consolidated statements of operations, cash flows and changes in net assets of the Company and its consolidated Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year (to the extent applicable), all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception as to the Company (other than as a result of the impending maturity or any prospective default under any credit document of the Company, including this Agreement and the Notes) and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any other Obligor to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any other Obligor with the SEC and of all press releases and other statements made available generally by the Company or any other Obligor to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed Default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Employee Benefits Matters — promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Pension Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, which in the case of any Pension Plan sponsored or maintained by an ERISA Affiliate would reasonably be expected to have a Material Adverse Effect;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan which in the case of any Pension Plan sponsored or maintained by an ERISA Affiliate would reasonably be expected to have a Material Adverse Effect, or the receipt by the Company or any ERISA Affiliate (to the extent would reasonably be expected to result in a Material Adverse Effect) of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) any event, transaction or condition that would reasonably be expected to result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3(3) of ERISA), or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(iv) receipt of notice of the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans that would reasonably be expected to result in a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any other Obligor from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(g) Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any other Obligor or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by (i) prior to the Closing, such Purchaser and (ii) after the Closing, any such holder of a Note, in each case to the extent reasonably available to the Company.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to (i) prior to the Closing, a Purchaser and (ii) after the Closing, a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.8 or any Incorporated Covenant during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section or such Incorporated Covenant, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any other Obligor has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and the other Obligor from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any other Obligor to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c) Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3. Visitation. The Company shall permit the representatives of (i) prior to the Closing, each Purchaser that is an Institutional Investor and (ii) after the Closing, each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists and is continuing, at the expense of such holder and upon at least ten (10) Business Days’ prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and the other Obligor with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld and so long as a Senior Financial Officer or his or her delegee is given reasonable notice and the opportunity to be present during such discussion ) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided, that such visitation rights set forth in this clause (a) may only be exercised once per calendar year for all Purchasers and holders of the Notes, collectively, on a mutually agreed date; and

(b) Default — if a Default or Event of Default then exists and is continuing, at the expense of the Company and upon at least ten (10) Business Days’ prior notice to the Company to visit and inspect any of the offices or properties of the Company or any other Obligor, to examine all their respective books of account, records, reports and other papers, to make copies therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and the other Obligors), all at such reasonable times and as often as may be reasonably requested.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser and holder of a Note, as applicable, by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b) the Company shall have timely filed such Form 10 –Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of Notes has free access; or

(d) the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given (i) prior to the Closing, each Purchaser and (ii) after the Closing, each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Section 8. Payment and Prepayment of the Notes.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 8.2. Optional Prepayments.

(a) Optional Prepayments of Fixed Rate Notes with Make-Whole Amount. Subject to Section 8.3, the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Fixed Rate Notes, in an amount not less than 5% of the aggregate principal amount of the Fixed Rate Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount; provided, that, at any time on or after March 30, 2028, the Company may, at its option, upon notice as provided below, prepay all or any part of the Series D Notes at 100% of the principal amount so prepaid, together with accrued interest to the prepayment date; provided, further that, so long as no Default or Event of Default shall then exist, at any time on or after April 15, 2030, the Company may, at its option, upon notice as provided below, prepay all or any part of the Series E Notes at 100% of the principal amount so prepaid, together with accrued interest to the prepayment date. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Fixed Rate Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

(b) Optional Prepayments of Floating Rate with Prepayment Settlement Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Floating Rate Notes, in an amount not less than 5% of the aggregate principal amount of the Floating Rate Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Prepayment Settlement Amount and Breakage Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Floating Rate Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Floating Rate Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Floating Rate Notes to be prepaid on such date, the principal amount of each Floating Rate Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the Prepayment Settlement Amount and Breakage Amount due in connection with such prepayment, setting forth the details of such computation.

(c) Breakage Amount. In the event of the payment of any principal of any Floating Rate Note other than on the last day of a Floating Interest Period therefor, the Company shall compensate each affected holder of Notes for such holder’s actual loss, cost and expense attributable to such event (excluding loss of anticipated profits) (such amount, the ” Breakage Amount”). Payments of any Breakage Amount shall be made upon written request of a holder of Notes delivered to the Company not later than ten (10) Business Days following a payment, conversion, or failure to borrow, convert, continueor prepay that gives rise to a claim for a payment of any Breakage Amount accompanied by a written certificate of such holder setting forth in reasonable detail the basis for and calculation of the amount or amounts that such holder is entitled to receive, which certificate shall be conclusive absent manifest error. The Company shall pay such holder the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(d) Notwithstanding the foregoing and anything contained in this Section to the contrary, if and so long as any Default or Event of Default shall have occurred and be continuing, any partial prepayment of the Notes pursuant to the provisions of this Section 8.2 shall be allocated among all of the Notes of all Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of any Fixed Rate Notes pursuant to Section 8.2(a), the principal amount of the Fixed Rate Notes to be prepaid shall be allocated among all of the Fixed Rate Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. In the case of each partial prepayment of any Floating Rate Notes pursuant to Section 8.2(b), the principal amount of the Floating Rate Notes to be prepaid shall be allocated among all of the Floating Rate Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. For the avoidance of doubt, the Company may optionally prepay any series of Fixed Rate Notes without the allocation of such prepayment among all of the Fixed Notes at the time outstanding, if such series is paid in full after March 30, 2028, in the case of the Series D Notes, and after April 15, 2030, in the case of the Series E Notes. All partial prepayments made pursuant to Section 8.8 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, and Prepayment Settlement Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, and Prepayment Settlement Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 8.6. Make-Whole Amount; Prepayment Settlement Amount.

“Make-Whole Amount” means, with respect to any Fixed Rate Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Fixed Rate Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Fixed Rate Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Fixed Rate Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Fixed Rate Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Fixed Rate Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Prepayment Settlement Amount” with respect to any Floating Rate Note means, in connection with any optional prepayment of such Note pursuant to Section 8.2 or acceleration of such Note pursuant to Section 12.1, an amount equal to (a) 1.00% of the principal amount of such Note so prepaid or accelerated if prepaid or accelerated on or prior to October 15, 2026 and (b) $0 thereafter.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 8.7. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any (i) Fixed Rate Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day and (ii) Floating Rate Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount or Prepayment Settlement Amount, if any on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.8. Change in Control.

(a) Notice of Change in Control. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notesas described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.8 Proposed Prepayment Date”). Such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Section 8.8 Proposed Prepayment Date shall not be specified in such offer, the Section 8.8 Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c) Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not later than 15 Business Days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Make-Whole Amount, Prepayment Settlement Amount or other premium.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Section 8.8 Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.8 Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(f) Definitions.

“Change in Control” means the occurrence of (a) the acquisition after the date of the Closing of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date of the Closing) (other than the External Manager or any of its Affiliates) of shares representing more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding capital stock (or similar ownership interests) of the Company or (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act as in effect on the date hereof) (other than any Person (or its affiliates) that is currently a partner, manager or member of the External Manager or any Person (or its affiliates) that works on a full time basis for the External Manager) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the External Manager.

Section 9. Affirmative Covenants.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 9.1. Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non -compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries that are Obligors to, maintain insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), except where failure to keep or maintain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all federal and state income and other material tax returns required to be filed in any jurisdiction and to pay all taxes shown to be due and payable on such returns and all other taxes or assessments levied on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent, except taxes and assessments (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, (ii) the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (iii) the nonpayment of all such taxes and assessments could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (other than Immaterial Subsidiaries) (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries (other than Immaterial Subsidiaries) unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and in all material respects with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts whic h, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7. Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility for which the Company is a borrower or a full recourse guarantor to concurrently therewith:

(i) enter into (A) an agreement in form and substance reasonably satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiary Guarantors, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount, Prepayment Settlement Amount, Breakage Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”) or (B) a joinder to a Subsidiary Guaranty; and

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(ii) deliver the following to each holder of a Note:

(A) an executed counterpart of such Subsidiary Guaranty or a joinder thereto;

(B) a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(C) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(D) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b) At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration (determined in the case of a fee as an equivalent proportion of outstanding commitments or principal amount as applicable) substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

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Section 9.8. Rating Confirmation. (a) The Company shall at all times maintain a Debt Rating for the Notes from an Acceptable Rating Agency.

(b) At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the Closing) and (y) promptly, upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating. In addition to the foregoing information, if the SVO or any other regulatory authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.

Section 9.9. Most Favored Lender. (a) If a Specified Credit Facility shall include any MFL Financial Covenant or MFL Cure Right Provision and (i) such MFL Financial Covenant is not contained in this Agreement or (ii) such MFL Financial Covenant or MFL Cure Right Provision would be more beneficial to the holders of Notes than any analogous restriction, event of default, cure right or provision contained in this Agreement (any such restriction, event of default, cure right or provision (including defined terms used therein), an “Additional Covenant”), then the Company shall provide a Most Favored Lender Notice to the holders of Notes; provided that, for the avoidance of doubt and without limiting the foregoing, the absence of an MFL Cure Right Provision in a Specified Credit Facility that has financial covenants that are the same as the financial covenants set forth in Section 10.8 (and have the same related definitions) would be more beneficial to the holders of Notes. Thereupon, unless waived in writing by the Required Holders within ten (10) Business Days after receipt of such notice by the holders of the Notes, such Additional Covenant (including any associated cure or grace period) shall be deemed automatically incorporated by reference into this Agreement, or in the case of the absence of an MFL Cure Right Provision in a Specified Credit Facility that has financial covenants that are the same as the financial covenants set forth in Section 10.8 (and have the same related definitions), the Cure Right set forth in this Agreement shall be deemed automatically removed from this Agreement, mutatis mutandis, as if set forth fully herein or so removed, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under such Specified Credit Facility. Thereafter, upon the request of any holder of a Note, the Company shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing.

(b) Any Additional Covenant (including any associated cure right, cure period and any associated defined term and all qualifications, limitations and exceptions thereto) incorporated into this Agreement pursuant to this Section 9.9 (herein referred to as an “Incorporated Covenant”) (i) shall be deemed automatically amended herein to reflect any subsequent waivers, supplements, modifications or amendments made to such Additional Covenant (including any associated cure right, cure period or grace period and any associated defined terms and all qualifications, limitations and exceptions thereto) under the Specified Credit Facility that contains the relevant Additional Covenant; provided that if any Default or Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such Additional Covenant would result in such Additional Covenant being less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time as no Default or Event of Default then exists and (ii) shall be deemed automatically deleted from this Agreement at such time as such Additional Covenant is deleted or otherwise removed from the Specified Credit Facility, including if the Specified Credit Facility is terminated or otherwise no longer in effect; provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time as no Default or Event of Default then exists; provided further, however, that in the case of both clauses (i) and (ii) above, if any fee or other consideration shall be given to the lenders under such Specified Credit Facility for such amendment or deletion, the equivalent of such fee or other consideration (determined in the case of a fee as an equivalent proportion of outstanding commitments or principal amount, as applicable) shall be given, pro rata, to the holders of the Notes. Upon the request of the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the waiver, supplement, modification or amendment or deletion of any such Incorporated Covenant in accordance with the terms hereof. For the avoidance of doubt, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement (or incorporated into this Agreement by an amendment or modification to this Agreement other than pursuant to this Section 9.9) shall be deemed to be amended or deleted in any manner to be less restrictive on the Company by virtue of the provisions of this Section 9.9.

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Section 9.10. Ranking of Obligations. The Company’s payment obligations under this Agreement and the Notes shall at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness.

Section 9.11. Investment Policies. The Company shall at all times be in compliance with its Investment Policies, except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

Section 9.12. Status of BDC and RIC. The Company shall at all times maintain its status as a “business development company” under the Investment Company Act and as a RIC under the Code.

Section 10. Negative Covenants.

From the date of this Agreement until the Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 10.1. Transactions with Affiliates. The Company will not, and will not permit any other Obligor to enter into any transactions with any of its Affiliates except:

(a) transactions in the ordinary course of business (it being agreed that affiliate transactions that are expressly permitted to be undertaken by a “business development company” under the Investment Company Act and the rules and regulations promulgated thereunder will be deemed to be in the ordinary course of business for purposes of this Section 10.1) at prices and on terms and conditions not materially less favorable to the Company or such other Obligor than could be obtained on an arm’s-length basis from unrelated third parties;

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(b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate;

(c) transactions permitted by Section 10.2;

(d) Restricted Payments permitted by Section 10.6;

(e) the transactions provided in the Affiliate Agreements (as such agreements are amended, modified or supplemented from time to time in a manner not materially adverse to the holders of the Notes);

(f) transactions described on Schedule 10.1;

(g) any Investment that results in the creation of an Affiliate;

(h) transactions between or among the Obligors and any SBIC Subsidiary, Financing Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of an Obligor at prices and on terms and conditions, taken as a whole, not materially less favorable to the Obligors than could be obtained at the time on an arm’s-length basis from unrelated third parties; or

(i) transactions approved by a majority of the independent members of the board of directors of the Company.

Section 10.2. Fundamental Changes. The Company will not, nor will it permit any of the Subsidiary Guarantors to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve or divide itself (or suffer any liquidation, dissolution or division). The Company will not, nor will it permit any of the Subsidiary Guarantors to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Investments and other assets in the normal course of the day-to-day business activities of the Company and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Note Document. The Company will not, nor will it permit any of the Subsidiary Guarantors to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Company and its Subsidiaries) and (y) subject to the provisions of clauses (d) and (e) of this Section 10.2, Investments.

Notwithstanding the foregoing provisions of this Section 10.2:

(a) any Subsidiary Guarantor may be merged or consolidated with or into the Company or any other Subsidiary Guarantor; provided that if any such transaction shall involve a wholly owned Subsidiary Guarantor (and not the Company), a wholly owned Subsidiary Guarantor shall be the continuing or surviving entity;

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(b) any Subsidiary Guarantor may sell, lease, transfer (including a deemed transfer resulting from a division or plan of division) or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any wholly-owned Subsidiary Guarantor;

(c) the Capital Stock of any Subsidiary of the Company may be sold, transferred (including a deemed transfer resulting from a division or plan of division) or otherwise disposed of to the Company or any wholly-owned Subsidiary Guarantor;

(d) the Obligors may sell, transfer (including a deemed transfer resulting from a division or plan of division) or otherwise Dispose of Investments (other than to a Financing Subsidiary) so long as permitted by Section 6.03(d) of the Bank Credit Agreement as in effect on the date of this Agreement or under a similar provision in a Replacement Facility;

(e) the Obligors may sell, transfer (including a deemed transfer resulting from a division or plan of division) or otherwise Dispose of Investments to a Financing Subsidiary so long as permitted by Section 6.03(e) of the Bank Credit Agreement as in effect on the date of this Agreement or under a similar provision in a Replacement Facility ;

(f) the Company may merge or consolidate with, or acquire all or substantially all of the assets of, any other Person (including any Subsidiary Guarantor) so long as (i) the Company is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing; provided that, in no event shall the Company enter in any transaction of merger or consolidation or amalgamation, or effect any internal reorganization, if the surviving entity would be organized under any jurisdiction other than a jurisdiction of the United States; and

(g) the Company and each of the Subsidiary Guarantors may sell, lease, transfer (including a deemed transfer resulting from a division or plan of division) or otherwise dispose of equipment or other property or assets that do not consist of Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed in any fiscal year the greater of (i) $5,000,000 and (ii) the amount set forth in Section 6.03(g) of the Bank Credit Agreement as in effect on the date of this Agreement or under a similar provision in a Replacement Facility.

Section 10.3. Lines of Business. The Company will not, nor will it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, engage to any material extent in any business other than in accordance with its Investment Policies.

Section 10.4. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

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Section 10.5. Liens. The Company will not, nor will it permit any of the Subsidiary Guarantors to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:

(a) any Lien on any property or asset of any Obligor existing on the date of this Agreement and set forth Schedule 5.15; provided that (i) no such Lien shall extend to any other property or asset of the Company or any of the Subsidiary Guarantors, and (ii) any such Lien shall secure only those obligations which it secures on the date of this Agreement and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) Liens created pursuant to any of the Security Documents (as defined in the Bank Credit Agreement);

(c) Liens on Special Equity Interests included in the Investments but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests”;

(d) Liens securing Indebtedness or other obligations in an aggregate principal amount that is permitted under Section 6.02(d) of the Bank Credit Agreement as in effect on the date of this Agreement or under a similar provision in a Replacement Facility ;

(e) Other Permitted Liens;

(f) Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA;

(g) Liens securing Hedging Agreements that are permitted under Section 6.02(g) of the Bank Credit Agreement as in effect on the date of this Agreement or under a similar provision in a Replacement Facility;

(h) Liens securing repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities; and

(i) Liens on the capital commitments of the equity holders of the Company and assets related thereto that are permitted under Section 6.02(i) of the Bank Credit Agreement as in effect on the date of this Agreement or under a similar provision in a Replacement Facility.

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Section 10.6. Restricted Payments. The Company will not, nor will it permit any of the Subsidiary Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Company may declare and pay:

(a) dividends with respect to the Capital Stock of the Company payable solely in additional shares of the Company’s common stock;

(b) dividends and distributions in either case in cash or other property (excluding for this purpose the Company’s common stock) in any taxable year of the Company in amounts not to exceed the amount that is determined in good faith by the Company to be required to (i) maintain the status of the Company as a RIC for U.S. federal income tax purposes, and (ii) avoid federal income and excise taxes for such taxable year or for the previous taxable year imposed by Section 4982 and/or Section 852(b) of the Code;

(c) dividends and distributions in each case in cash or other property (excluding for this purpose the Company’s common stock) in addition to the dividends and distributions permitted under the foregoing clauses (a) and (b), so long as on the date of such Restricted Payment and after giving effect thereto:

(i) no Default shall have occurred and be continuing or would result therefrom; and

(ii) the aggregate amount of Restricted Payments made during any taxable year of the Company after the date of this Agreement under this clause (c) shall not exceed the difference of (x) an amount equal to 10% of the taxable income of the Company for such taxable year determined under section 852(b)(2) of the Code, but without regard to subparagraphs (A), (B) or (D) thereof, minus (y) the amount, if any, by which dividends and distributionsmade during such taxable year pursuant to the foregoing clause (b) (whether in respect of such taxable year or the previous taxable year) based upon the Company’s estimate of taxable income exceeded the actual amounts specified in subclauses (i) and (ii) of such foregoing clause (b) for such taxable year; and

(d) any settlement in respect of a conversion featurein any convertible security that may be issued by such Obligor to the extent made through the delivery of common stock (except in the case of interest (which may be payable in cash)); and

(e) other Restricted Payments permitted under Section 6.05(d) of the Bank Credit Agreement as in effect on the date of this Agreement or under a similar provision in a Replacement Facility.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary of the Company to the Company or to any Subsidiary Guarantor.

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Section 10.7. SBIC Guarantee. The Company will not, nor will it permit any of its Subsidiaries to, cause or permit the occurrence of any event or condition that would result in recourse to any Obligor under any Permitted SBIC Guarantee.

Section 10.8. Certain Financial Covenants.

(a) Minimum Shareholders’ Equity. The Company will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Company to be less than $650,000,000, plus 50% of the net proceeds of the sale of Equity Interests by the Company and its Subsidiaries after the date of this Agreement (other than proceeds of sales of Equity Interests by and among the Company and its Subsidiaries).

(b) Asset Coverage Ratio. The Company will not permit the Asset Coverage Ratio as of the last Business Day of any fiscal quarter of the Company to be less than 1.50:1.00.

(c) Cure Right. If, within thirty (30) calendar days after delivery of an officer’s certificate delivered pursuant to Section 7.2(a), which certificate demonstrates (i) a Financial Covenant Default and (ii) an Asset Coverage Ratio not less than 1.35:1.00 , the Company may present the holders of the Notes with a reasonably feasible plan for the Company to offer or sell Equity Interests or raise Indebtedness of the Company or any of its subsidiaries (the “Cure Right”), the proceeds of which shall be deemed received immediately prior to such default and used immediately prior to such default as specified in such plan to enable such Financial Covenant Default to be cured within one hundred twenty (120) calendar days after the end of the applicable quarter or fiscal year to which such officer’s certificate relates, then, once such plan is submitted, the Company shall be deemed to have complied with the relevant covenant under Section 10.8 that gave rise to such Financial Covenant Default as of the relevant date of determination and each subsequent fiscal quarter within such one hundred twenty (120) day period with the same effect as though there had been no failure to comply therewith at such date, and the applicable Financial Covenant Default that had occurred shall be deemed cured for each subsequent fiscal quarter for the purposes of this Agreement; provided, that if the transaction specified in such plan is not consummated within such 120-day period, it shall constitute an immediate Event of Default. Notwithstanding anything herein to the contrary, (i) no more than two (2) Cure Rights may be exercised during the term of this Agreement, and (ii) the Cure Right shall not be exercised in any two (2) consecutive fiscal quarters (which, for the avoidance of doubt, shall not include any subsequent fiscal quarter within any applicable 120 -day period).

The holders of the Notes agree that from and after their receipt of notice from the Company of its intent to exercise the Cure Right in respect of any Financial Covenant Default in accordance with this Section 10.8(c), no holder of the Notes shall accelerate its Notes or exercise any of its rights or remedies pursuant to Section 12 solely on the basis of the occurrence and continuance of such Financial Covenant Default during the period from the date of delivery of such notice and until the date that is one hundred twenty (120) calendar days after the expiration of the end of the applicable quarter or fiscal year to which such officer’s certificate relates; provided, that, for the avoidance of doubt and notwithstanding anything herein to the contrary, interest on any unpaid balance on the Notes and on any overdue payment of any Make-Whole Amount or Prepayment Settlement Amount shall accrue at a rate per annum equal to the Default Rate until such Financial Covenant Default shall have been cured or waived.

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Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal, Make-Whole Amount, if any, or Prepayment Settlement Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) subject to Section 10.8(c), the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 10.8(a) or 10.8(b) or any Incorporated Covenant; or

(d) the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; provided that, the Company may cure any Default or Event of Default arising solely from the delivery of any certificate or report with an inaccuracy, by delivering, within ten Business Days after knowledge by the Company of such inaccuracy, a corrected certificate or report, so long as (i) any action of the Company or any other Obligor that was taken in reliance on such certificate or report containing such inaccuracy would have also been permitted hereunder if such action had been taken in reliance on the corrected certificate or report and (ii) the Company did not have knowledge of such inaccuracy at the time such certificate or report that included such inaccuracy was delivered; or

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(f) (i) the Company or any Subsidiary Guarantor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any financial covenant set forth in any evidence of any Indebtedness for borrowed money in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) and as a consequence of such default such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) the Company or any Subsidiary is in default in the performance of or compliance with any other term of any evidence of any Indebtedness for borrowed money (including any indenture or mortgage) in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iv) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of such Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Indebtedness for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment); provided that this clause (f) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, the net cash proceeds of which are used in part to repay such Indebtedness within thirty (30) days after such sale or transfer; (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible debt) of (3) a default, event, or condition that relates to a Change in Control and with respect to which Section 8.8 applies; or

(g) the Company or any Subsidiary (other than Immaterial Subsidiaries) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v ) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries (other than Immaterial Subsidiaries), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries (other than Immaterial Subsidiaries), or any such petition shall be filed against the Company or any of its Subsidiaries (other than Immaterial Subsidiaries) and such petition shall not be dismissed within 60 days; or

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(i) any event occurs with respect to the Company or any Subsidiary (other than Immaterial Subsidiaries) which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j) one or more final judgments or orders for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, (to the extent not covered by independent third party insurance or by an enforceable indemnity), are rendered against one or more of the Company and its Subsidiaries (other than Immaterial Subsidiaries) and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) if (i) any Pension Plan shall fail to satisfy the minimum funding standards of section 303 of ERISA or section 430 of the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Pension Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Pension Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Pension Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non -U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non -U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(l) any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty, except in any case above in connection with a transaction permitted hereunder; or

(m) the Company shall cease to be managed by the External Manager (or an Affiliate thereof); or

(n) the Company or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.

Section 12. Remedies on Default, Etc.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount or Prepayment Settlement Amount, as applicable, and any Breakage Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or Prepayment Settlement Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 12.2. Holder Action. Each Purchaser and each holder of a Note agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Company or any Subsidiary Guarantor or any Subsidiary under this Agreement or any of the Notes (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of any Obligor, except as provided in Section 12.1(c), without the prior written consent of the Required Holders. The provisions of this Section 12.2 are for the sole benefit of the holders of the Notes and shall not afford any right to, or constitute a defense available to, the Obligors.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount and Prepayment Settlement Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable and documented out- of-pocket costs and expenses of one firm of outside counsel reasonably acceptable to each holder of the Notes for all of the holders of the Notes collectively incurred in any enforcement or collection under this Section 12.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 13. Registration; Exchange; Substitution of Notes.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. (a) Subject to Section 6.1 and clause (b) below, any registered holder of a Note or a Purchaser (an “Assigning Party”) may assign to one or more assignees (an “Assignee”) all or a portion of its rights and obligations under its Note and/or under this Agreement.

(b) Any such assignment or transfer shall be subject to the following conditions: (i) the Assigning Party shall deliver to the Company a written instrument of transfer duly executed by the Assigning Party or such Assigning Party’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof; provided, that in the event the Assigning Party shall assign or transfer to a Private Placement Agent which holds the Notes only in connection with its role as an intermediary in the prompt and expeditious sale in accordance with customary financial market conditions to another purchasing Institutional Investor, the Assigning Party may instruct such Private Placement Agent to direct the Assignee to provide the Company, in writing, the relevant name, address and other information for notices of such Assignee; (ii) the Assignee shall have made the representations set forth in Section 6 (other than those set forth in Section 6.3(e) or (f)) to the Company; and (iii) an exemption from registration of the Notes under the Securities Act is available.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(c) Upon satisfaction of the conditions set forth in clause (b) above and, upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1A, 1B or 1C, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $250,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $250,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation in the form of a lost note affidavit), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14. Payments on Notes.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, Prepayment Settlement Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of New York Mellon or such other financial institution as selected by the Company in such jurisdiction so long as identified in a notice to the Holders sent in accordance with Section 18 . The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 14.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, Prepayment Settlement Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same Series pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3. FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15. Expenses, Etc.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel (reasonably acceptable to each Purchaser and each other holder of a Note) for, collectively, the Purchasers and each other holder of a Note, taken as a whole, and, if reasonably required by the Required Holders, one local counsel (reasonably acceptable to each Purchaser and each other holder of a Note) in each relevant jurisdiction for all such holders, taken as a whole) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work -out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500 per Series. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

Kayne Anderson BDC, Inc.	Note Purchase Agreement

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser, or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel for, collectively, the Purchasers and each other holder of a Note, taken as a whole) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, in each case, other than any such judgment, liability, claim, order, decree, fine, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation that resulted from (x) the bad faith, gross negligence or willful misconduct or breach of this Agreement or any Note by such Purchaser or such holder of a Note or (y) a claim between a Purchaser or holder of a Note, on the one hand, and any other Purchaser or holder of a Note, on the other hand (other than claims arising out of any act or omission by the Company and/or i ts Affiliates). Notwithstanding anything to the contrary, the Company shall not be liable to a Purchaser, or holder of a Note for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the transactions contemplated hereunder or under the Subsidiary Guaranty or any Note asserted by a Purchaser, or a holder of a Note against the Company or any of its Affiliates.

Section 15.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

Section 16. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount or Prepayment Settlement Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each Purchaser and holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each Purchaser and holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and holder of a Note even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a Purchaser or holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the Purchasers or holders of all or a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 18. Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid) or priority or express mail with on-line tracking service available,(c) by an internationally recognized overnight delivery service with on-line tracking service available (charges prepaid) or (d) by e-mail, provided, that, in the case of this clause (d), upon written request of any holder to receive paper copies of such notices or communications, the Company will promptly deliver such paper copies to such holder. Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to 717 Texas Avenue, Suite 2200, Houston, TX 77002 to the attention of Chief Executive Officer, with a copy to 2121 Avenue of the Stars, Ninth Floor, Los Angeles, CA 90067 to the attention of General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19. Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 20. Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its affiliates and its and their respective directors, officers, employees (legal and contractual), agents, attorneys, trustees and partners (collectively, “Related Persons”) (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) and such disclosure is made on a confidential basis, (ii) its auditors, financial advisors, investment advisors and other professional advisors and in the case of any Purchaser or holder that is a Related Fund, to the extent such disclosure reasonably relates to the administration and/or selection of the investment represented by such Related Fund’s Notes, to its investors and partners and their Related Persons, in each case under this clause (ii) who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal, state or other governmental regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21. Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates (other than any Competitor) or another Purchaser or any one of such other Purchaser’s Affiliates (other than any Competitor) (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of noticeof such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22. Miscellaneous.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

(b) Whether or not the Company may at any time adopt Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic 825 -10 (or successor standard solely as it relates to fair valuing liabilities) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to FASB Statement of Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Company has not adopted FASB Accounting Standards Codification Subtopic 825 -10 (or such successor standard solely as it relates to fair valuing liabilities) or, in the case of liabilities acquired in an acquisition, FASB Statement of Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities).

(c) (i) If the Company notifies the holders of the Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP or in the application thereof on the operation of such provision (or if the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) all leases that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness or adaptation of the Accounting Standards Update No. 2016-02, Leases (Topic 842) (the “ASU”) shall continue to be accounted for as operating leases for purposes of all definitions and calculations for the purposes of the Note Documents hereunder, including without limitation, the definition of “Capital Lease Obligations” (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease ob ligations in the financial statements to be delivered pursuant to the Note Documents.

(d) It is understood and agreed that the valuations and other financial determinations included herein are solely for the purposes of this Agreement and, for financial reporting purposes, the Company will use valuations as determined by or under the supervision of its board of directors and in accordance with its valuation policies and procedures as required by the Investment Company Act.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s suc cessors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d ) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5. Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and all documents relating thereto (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and all documents relating thereto (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidencefor all purposes. The words “execution,”“execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and all documents relating thereto (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity o r enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to any documents relating to the Note Purchase Agreement, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Kayne Anderson BDC, Inc.	Note Purchase Agreement

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and each Purchaser irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company and each Purchaser agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company and each Purchaser consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested or on-line tracking service available, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and each Purchaser agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt or on-line confirmation of delivery furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*      *      *      *      *

Kayne Anderson BDC, Inc.	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Kayne Anderson BDC, Inc.

By:
Name:
Title:

Kayne Anderson BDC, Inc.	Note Purchase Agreement

This Agreement is hereby
accepted and agreed to as
of the date hereof.

[Add Purchaser Signature Blocks]

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2023 Note Purchase Agreement” means that certain Note Purchase Agreement dated June 29, 2023 among the Company and the Purchasers named therein providing for the issue and sale of $25,000,000 aggregate principal amount of the Company’s 8.65% Senior Notes, Series A, due June 30, 2027, and $50,000,000 aggregate principal amount of the Company’s 8.74% Senior Notes, Series B, due June 30, 2028.

“Acceptable Rating Agency” means Moody’s, S&P, Fitch, Kroll and DBRS, so long as, in each case, any such credit rating agency continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Additional Covenant” is defined in Section 9.9.

“Affiliate” means, with respect to a specified Person at any time, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified at such time. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held, directly or indirectly, by any Obligor or Financing Subsidiary in the ordinary course of business; provided that the term “Affiliate” shall include any Financing Subsidiary. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Affiliate Agreement” means (i) that certain Amended and Restated Investment Advisory Agreement dated as of between the Company and the External Manager dated as of March 6, 2024 and (ii) that certain Amended and Restated Administration Agreement dated as of March 6, 2024 between the Company and the External Manager.

“Agreement” means this Note Purchase Agreement, including all Schedules and Exhibits attached to this Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Adjusted SOFR Rate” means, for any Floating Interest Period, the rate per annum equal to the Benchmark for such Floating Interest Period plus the Margin.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

Schedule A

(to Note Purchase Agreement)

“Approved Dealer” means (a) in the case of any Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934, as amended, of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Investment, any foreign bank or broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, either as set forth on Schedule 1.01(a) of the Bank Credit Agreement or any other bank or broker-dealer or Affiliate thereof acceptable to the Administrative Agent in its reasonable determination.

“Asset Coverage Ratio” meansthe ratio, determined on a consolidated basis for Company and its Subsidiaries, without duplication, of (a) the value of total assets of the Company and its Subsidiaries, less all liabilities and indebtedness not represented by senior securities to (b ) the aggregate amount of senior securities representing indebtedness of Company and its Subsidiaries (including the Notes, the Bank Credit Agreement, any Replacement Facility and any Capital Call Facility), in each case as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to or with respect to Company.

“ASU” is defined in Section 22.2(b).

“Bank Credit Agreement” means that certain Senior Secured Revolving Credit Agreement, dated as of February 18, 2022, by and among the Company, as the borrower, and certain banks and other financial institutions party thereto from time to time as lenders and Sumitomo Mitsui Banking Corporation, as administrative agent, as the same may be amended, restated, amended and restated, supplemented, refinanced, substituted , replaced or otherwise modified from time to time.

“Below Investment Grade Adjusted Interest Rate” is defined in Section 1.2(e).

“Below Investment Grade Event” is defined in Section 1.2(f).

“Benchmark” means, initially, Term SOFR, as such term is defined herein; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, in each case, in accordance with Section 1.4, then “Benchmark” means the applicable Benchmark Replacement; provided, however, in no event shall the Benchmark be less than the Floor.

“Benchmark Replacement” means, with respect to the Floating Rate Notes, the first alternative set forth in the order below that can be determined by the External Manager as of the Benchmark Replacement Date (in each case, with the consent of the Floating Rate Required Holders; provided that the Floating Rate Required Holders shall be deemed to have consented to any such Benchmark Replacement unless they shall object thereto by written notice to the External Manager within ten (10) Business Days after having received notice thereof):

(a) Daily Simple SOFR plus 0.10%;

(b) the sum of (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(c) the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(d) the sum of (a) the alternate rate of interest that has been selected by the External Manager as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes with a Corresponding Tenor at such time and (b) the Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to the Floating Rate Notes, the first alternative set forth in the order below that can be determined by the External Manager as of the Benchmark Replacement Date (in each case, with the consent of the Floating Rate Required Holders; provided that the Floating Rate Required Holders shall be deemed to have consented to any such Benchmark Replacement Adjustment unless they shall object thereto by written notice to the External Manager within ten (10) Business Days after having received notice thereof):

(a) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(b) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(c) the spread adjustment (which may be a positive or negative value or zero) that has been selected by such Floating Rate Required Holders giving due consideration to (i) any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect the Floating Rate Notes, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of “Floating Interest Period” (or any similar or analogous definition), the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the External Manager, with the consent of the Floating Rate Required Holders, or the Floating Rate Required Holders decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if any portion of such market practice is not administratively feasible or if no market practice for use of the Benchmark Replacement exists, in such other manner as the External Manager determines is reasonably practicable); provided that the Floating Rate Required Holders shall be deemed to have consented to any such Benchmark Replacement Conforming Changes made by the Company unless they shall object thereto by written notice to the Company within ten (10) Business Days after having received notice thereof.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(a) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(b) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Breakage Amount” is defined in Section 8.2(c).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Call Facility” means any debt facility of the Company secured to the extent permitted under Section 6.02(i) of the Bank Credit Agreement as in effect on the date of this Agreement or under a similar provision in a Replacement Facility (as the same may be amended, restated, amended and restated, supplemented, refinanced, substituted , replaced or otherwise modified from time to time).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations” of any Person means, subject to Section 22.2(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or Finance Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any obligations under a lease that would not have been classified as a capital lease under GAAP prior to the adaption of the ASU shall not be treated as a capital lease obligation under this Agreement or any other Note Document.

“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of and any and all other Equity Interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a) U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency (as defined in the Bank Credit Agreement as in effect on the date of this Agreement) and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer (as defined in the Bank Credit Agreement as in effect on the date of this Agreement) having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency); and

(e) investments in money market funds that invest primarily in investments of the type described in the immediately preceding clauses (a) through (d) above (including as to credit quality and maturity);

provided that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit, repurchase agreements or the money market funds described in clause (e) of this definition of Cash Equivalents) shall not include any such investment of more than 10% of total assets of the Company and its Subsidiaries in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Collateral Agent” shall have the meaning assigned thereto in the Bank Credit Agreement as in effect on the date of this Agreement.

“Company” is defined in the first paragraph of this Agreement.

“Competitor” means any entity listed on Schedule 6.1.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms

“Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Controlled Foreign Corporation” means any Subsidiary which is (i) a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) a Subsidiary substantially all the assets of which consist (directly or indirectly through one or more flow-through entities) of Equity Interests and/or indebtedness of one or more Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as disregarded for United States federal income tax purposes and substantially all of the assets of which consist (directly or indirectly through one or more flow-through entities) of the Equity Interests and/or indebtedness of one or more Subsidiaries described in clause (i) or (ii) of this definition.

“Corresponding Tenor” a tenor having approximately the same length (disregarding business day adjustment) as the Floating Interest Period in question.

“Cure Right” is defined in Section 10.8(c).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 p.m. (New York City time) on the second (2 nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of the calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“DBRS” means DBRS Morningstar or any successor thereto.

“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is 2.00% above the rate of interest then in effect on the applicable Notes.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” or “Dispose” shall not include the disposition of Investments originated by the Company and immediately transferred to a Financing Subsidiary pursuant to a transaction not prohibited hereunder.

“Dollar Equivalent” shall have the meaning assigned thereto in the Bank Credit Agreement as in effect on the date of this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder there of to purchase or acquire any such Equity Interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock or other Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414(b), (c), (m) or (o) of the Code.

“Event of Default” is defined in Section 11.

“Execution Date” is defined in Section 3.

“External Manager” means KA Credit Advisors, LLC.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Finance Lease” means any transaction representing the obligation of a lessee to pay rent or other amounts under a lease which is required to be classified and accounted for as a capital lease on the balance sheet of such lessee under GAAP.

“Financial Covenant Default” means an Event of Default under Section 10.8(a) or Section 10.8(b).

“Financing Subsidiary” means an SPE Subsidiary or an SBIC Subsidiary.

“Fitch” means Fitch Ratings, Inc. or any successor thereto.

“Fixed Rate Notes” means the Series D Notes and the Series E Notes.

“Fixed Rate Required Holders” means at any time (i) prior to the Closing, the Purchasers of the Fixed Rate Notes and (ii) on or after the Closing, the holders of more than 50% in principal amount of the Fixed Rate Notes at the time outstanding (exclusive of Fixed Rate Notes then owned by the Company or any of its Affiliates).

“Floating Interest Period” means, with respect to any Floating Rate Note, each period from and including a Payment Date for such Floating Rate Note to but excluding the immediately subsequent Payment Date for such Floating Rate Note. Notwithstanding the foregoing, (a) the first Floating Interest Period shall begin on the Closing and end on the first Payment Date and (b) the final Floating Interest Period shall end on, and exclude the earlier of (x) the respective date on which the principal amount of the Floating Rate Notes are paid in full and (y) the maturity date for such Floating Rate Note.

“Floating Interest Rate Determination Date” means with respect to any Floating Rate Note, the date that is two Business Days before the first day of the applicable Floating Interest Period.

“Floating Rate Notes” means the Series C Notes.

“Floating Rate Required Holders” means at any time (i) prior to the Closing, the Purchasers of the Floating Rate Notes and (ii) on or after the Closing, the holders of more than 50% in principal amount of the Floating Rate Notes at the time outstanding (exclusive of Floating Rate Notes then owned by the Company or any of its Affiliates).

“Floor” means zero percent (0.00%).

“Foreign Subsidiary” means any Subsidiary of the Company that is a Controlled Foreign Corporation.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary Guarantor, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary Guarantor.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Immaterial Subsidiaries” means those Subsidiaries of the Company that are “designated” as Immaterial Subsidiaries by the Company from time to time (it being understood that the Company may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 7.1: (a) the aggregate assets of such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 3% of the consolidated assets of the Company and its Subsidiaries as of such date; and (b) the aggregate revenues of such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 3% of the consolidated revenues of the Company and its Subsidiaries for such period.

“Incorporated Covenant” is defined in Section 9.9.

“Indebtedness” of any Person means, without duplication,

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind,

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business),

(e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such Indebtedness being the lower of the outstanding amount of such Indebtedness and the fair market value of the property subject to such Lien),

(f) all Guarantees by such Person of Indebtedness of others,

(g) all Capital Lease Obligations of such Person,

(h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and

(i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (x) escrows or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or (z) uncalled capital or other commitments of an Obligor in Joint Venture Investments, as well as any letter or agreement requiring any Obligor to provide capital to a Joint Venture Investment or a lender to a Joint Venture Investment.

“INHAM Exemption” is defined in Section 6.2(e).

“Initial Subsidiary Guarantor” means KABDC Corp, LLC, a Delaware limited liability company.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any Pension Plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (and any rights or proceeds in respect of (x) any “short sale” of securities or (y) any sale of any securities at a time when such securities are not owned by such Person); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c ) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Grade” means in respect of the Notes a rating of (a) “BBB-” or better by Kroll or (b) its equivalent by any other Acceptable Rating Agency.

“Investment Policies” means, with respect to the Company, the investment objectives, policies, restrictions and limitations set forth in its Registration Statement, and as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Joint Venture Investment” means, with respect to any Obligor, any Investment by such Obligor in a joint venture or other investment vehicle in the form of a capital investment, loan or other commitment in or to such joint venture or other investment vehicle pursuant to which such Obligor may be required to provide contributions, investments, or financing to such joint venture or other investment vehicle.

“Kroll” means Kroll Bond Rating Agency, Inc., or if applicable, its successor.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6.

“Margin” means, with respect to any Series C Note, 2.32% per annum.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments and other assets, liabilities or financial condition of the Company and its Subsidiaries (other than Financing Subsidiaries) taken as a whole (excluding in any case a decline in the net asset value of the Company or a change in general market conditions or values of the Portfolio Investments), (b) the ability of an Obligor to perform its obligations under the Note Documents to which it is a party, or (c) the validity or enforceability of any of the Note Documents (other than in accordance therewith) or the rights or remedies of the holders of the Notes thereunder.

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a) the Bank Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b) the 2023 Note Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(c) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the c losing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maturity Date” is defined in the first paragraph of each Note.

“MFL Cure Right Provision” means any provision(regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) that allows the Company or any Subsidiary to “cure” or otherwise remedy a default under a financial covenant that is the same as one of the financial covenants set forth in Section 10.8 (and have the same related definitions) prior to such default becoming an actionable event of default.

“MFL Financial Covenant” means any financial covenant (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) that requires the Company or any Subsidiary Guarantor to (i) maintain any level of financial performance (including any specified level of net worth, shareholders equity, total assets, cash flows or net income, however expressed), (ii) maintain any relationship of any component of its capital structure to any other component thereof (including the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth, however expressed), (iii) to maintain any measure of its ability to service its indebtedness (including exceeding any specified ratio of revenues, cash flow or income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness, however expressed) or (iv) not to exceed any maximum level of indebtedness, however expressed; provided, however, that, for the avoidance of doubt, no borrowing base requirement or covenants, however expressed, shall constitute an MFL Financial Covenant.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Most Favored Lender Notice” means a written notice from the Company to each of the holders of the Notes delivered promptly, and in any event within ten (10) Business Days after the inclusion of any Additional Covenant in a Specified Credit Facility (including by way of amendment or other modification of any existing provision thereof), pursuant to Section 9.9 by a Senior Financial Officer in reasonable detail, including reference to Section 9.9, a verbatim statement of such Additional Covenant (including any defined terms used therein).

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Document” means this Agreement, the Notes, and any Subsidiary Guaranty

“Notes” is defined in Section 1.

“Obligors” means, collectively, the Company and the Subsidiary Guarantors.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Permitted Liens” means

(a) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing;

(c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens imposed by the PBGC in respect of employee benefit plans subject to Title IV of ERISA) or to secure public or statutory obligations;

(e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(f) Liens arising out of judgments or awards, so long as such judgments or awards do not constitute an Event of Default under Section 11(j);

(g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations;

(h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of leases entered into by the Company or any of its Subsidiaries in the ordinary course of business or with respect to assets sold or otherwise transferred in a transaction not prohibited by this Agreement;

(i) deposits of money securing leases to which Company or any Subsidiary is a party as lessee made in the ordinary course of business;

(j) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Obligor or any of its Subsidiaries in the normal conduct of such Person’s business; and

(k) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder).

“Payment Date” means with respect to any Note, the dates of each year in which interest with respect to such Note will be paid, as specified in such Note.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any Plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Liens” means Other Permitted Liens and any other Liens permitted pursuant to Section 10.5.

“Permitted SBIC Guarantee” means a guarantee by the Company of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form; provided that the recourse to the Company thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in Section 11(n) it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or governmental authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Portfolio Investment” means any Investment (including participation interests) held by the Obligors in their asset portfolio.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prepayment Settlement Amount” is defined in Section 8.6.

“Presentation” is defined in Section 5.3.

“Private Placement Agent” means any company organized as a “broker” or “dealer” (as each such term is defined in Section 3(a) (4) and (5), respectively, of the Exchange Act) of recognized national standing regularly engaged as an intermediary in the placement or sale to and among Institutional Investors of Indebtedness Securities exempt from registration under the Securities Act.

“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over any holder of any Notes, and (e) shall not be subject to confidentiality provisions which would prevent it from being shared with the SVO or any other regulatory authority having jurisdiction over any holder of any Notes.

“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Private Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other regulatory authority having jurisdiction over any holder of any Notes from time to time.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is SOFR, the SOFR Index Determination Time, as such time is defined below, and (2) if the Benchmark is not SOFR, the time determined in accordance with the Benchmark Replacement Conforming Changes.

“Registration Statement” means the Registration Statement filed by the Company with the Securities and Exchange Commission on September 11, 2020, as amended on October 16, 2020, November 9, 2020 and March 11, 2021.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York (the “FRBNY”), or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the FRBNY, or any successor thereto.

“Required Holders” means at any time on or after the Closing, the holders of more than 50.00% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Replacement Facility” means at any time on or after the Bank Credit Agreement is amended, restated, amended and restated, replaced, refinanced or is terminated, the senior secured credit facility or similar secured loan agreement (as amended, restated, amended and restated, replaced or refinanced, as applicable) as to which the Company is a party as borrower and pursuant to which substantially all of the Company’s assets are pledged and which includes terms that are substantially comparable to market terms for substantially similar debt of other similarly situated borrowers.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company or any Subsidiary Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or such Subsidiary Guarantor or any option, warrant or other right to acquire any such shares of capital stock of the Company or such Subsidiary Guarantor (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made by the Company in respect thereof, shall constitute a Restricted Payment hereunder).

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means S&P Global Ratings or any successor thereto.

“SBA” means the United States Small Business Administration.

“SBIC Equity Commitment” means a commitment by the Company to make one or more capital contributions to an SBIC Subsidiary.

“SBIC Subsidiary” means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Company licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), and which is designated by the Company (as provided below) as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by any Obligor (other than a Permitted SBIC Guarantee), (ii) is recourse to or obligates any Obligor in any way (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guarantee), or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness, and (b) no Obligor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Company shall be effected pursuant to a certificate of a Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Debt” means, determined on an aggregate basis, without duplication, in accordance with GAAP, all Indebtedness for borrowed money of the Company and its subsidiaries that is secured by a Lien on assets of the Company or a subsidiary of the Company; provided, however, that “Secured Debt” shall not include any Indebtedness of the Company secured by a lien on the commitments of investors of the Company, without recourse to the underlying assets of the Company.

“Secured Debt Ratio” is defined in Section 1.2(g).

“Secured Debt Ratio Adjusted Interest Rate” is defined in Section 1.2(h).

“Secured Debt Ratio Event” is defined in Section 1.2(i).

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series C Note” is defined in Section 1.

“Series D Note” is defined in Section 1.

“Series E Note” is defined in Section 1.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Companyand its Subsidiaries at such date.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the FRBNY (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the FRBNY, currently athttp://www.newyorkfed.org, or any successor source.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Effect of a Benchmark Transition Event” provisions described below.

“SOFR Index Unavailable Provisions” means if a SOFR Index Start or SOFR Index End is not published on the associated Floating Interest Rate Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference- rates-information. For the purposes of this provision, references in the SOFR averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

“Source” is defined in Section 6.2.

“SPE Subsidiary” means:

(a) a direct or indirect Subsidiary of the Company to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Investments, Cash or Cash Equivalents, which engages in no material activities other than in connection with the purchase, holding, disposition or financing of such assets and which is designated by the Company (as provided below) as an SPE Subsidiary, so long as:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(ii) no Obligor has any material contract, agreement, arrangement or understanding with such Subsidiary other than on terms, taken as a whole, not materially less favorable to such Obligor than those that would reasonably be expected to be obtained at such time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets, and

(iii) to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and

(b) any passive holding company that is designated by the Company (as provided below) as a SPE Subsidiary, so long as:

(i) such passive holding company is the direct parent of an SPE Subsidiary referred to in clause (a);

(ii) such passive holding company engages in no activities and has no assets or liabilities (other than in connection with the transfer of assets to and from a SPE Subsidiary referred to in clause (a), and its ownership of all of the Equity Interests of a SPE Subsidiary referred to in clause (a), and activities incidental to the foregoing described in this clause (ii));

(iii) except with respect to any activities permitted under clause (b)(ii) above, no Obligor has any contract, agreement, arrangement or understanding with such passive holding company; and

(iv) no Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation of a SPE Subsidiary by the Company shall be effected pursuant to a certificate of a Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complies with the conditions set forth in clause (a) or (b) of this definition, as applicable. Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of clause (a) or (b) of this definition, as applicable.

As of the date of this Agreement, each of Kayne Anderson BDC Financing, LLC and Kayne Anderson BDC Financing II, LLC is an SPE Subsidiary.

“Specified Credit Facility” means any Material Credit Facility that is unsecured.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest; provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, and (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors.

“Standard Securitization Undertakings” means, collectively, (a) customary arm’s-length servicing obligations (together with any related performance guarantees),

(b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors) and

(c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in transactions involving bankruptcy remote special purpose entities, including accounts receivable securitizations or collateralized loan obligations.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiariesof the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any (x) Joint Venture Investment or (y) Person that constitutes an Investment held by the Company in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Company and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees, or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to a Floating Rate Note for any Floating Interest Period, the TSFR3M Index Screen Rate for the first day of such Floating Interest Period.

“TSFR3M Index Screen Rate” means the TSFR3M Index Screen Rate (as provided by the CME Group Benchmark Administration Limited or any successor administrator or service) as displayed on Bloomberg Financial Markets.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

[Form of Series C Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

Kayne Anderson BDC, Inc.

Floating Rate Senior Note, Series C, Due June 30, 2028

No. [______]	[Date]
$[______]	PPN 48662# AC8

FOR VALUE RECEIVED, the undersigned, Kayne Anderson BDC, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [______], or registered assigns, the principal sum of [_______] DOLLARS (or so much thereof as shall not have been prepaid) on June 30, 2028 (the “Maturity Date”), with interest (computed on the basis of actual days elapsed in a 360-day year (a) on the unpaid balance hereof at a floating rate per annum equal to the Adjusted SOFR Rate (as defined in the hereinafter defined Note Purchase Agreement), as may be adjusted in accordance with Section 1.2 of the hereinafter defined Note Purchase Agreement, from the date hereof, payable quarterly, on the 30th day of January, April, July and October in each year, commencing with the January, April, July or October next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Prepayment Settlement Amount and Breakage Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the Note Purchase Agreement), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on any Prepayment Settlement Amount and Breakage Amount with respect to this Note are to be made in lawful money of the United States of America at the Company in New York, New York, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated September 9, 2025 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement (in the case of a transferee, to the extent required by Section 13.2 of the Note Purchase Agreement). Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Schedule 1A

(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Prepayment Settlement Amount and Breakage Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Kayne Anderson BDC, Inc.

By:
[Title]

[Form of Series D Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

Kayne Anderson BDC, Inc.

5.80% SENIOR NOTE, SERIES D, DUE JUNE 30, 2028

No. [______]	[Date]
$[______]	PPN 48662# AD6

FOR VALUE RECEIVED, the undersigned, Kayne Anderson BDC, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [_______], or registered assigns, the principal sum of [_______] DOLLARS (or so much thereof as shall not have been prepaid) on June 30, 2028 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.80% per annum, as may be adjusted in accordance with Section 1.2 of the hereinafter defined Note Purchase Agreement, from the date hereof, payable semiannually, on the 30th day of January and July in each year, commencing with the January or July next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the Company in New York, New York, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated September 9, 2025 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement (in the case of a transferee, to the extent required by Section 13.2 of the Note Purchase Agreement). Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Schedule 1B

(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Kayne Anderson BDC, Inc.

By:
[Title]

[Form of Series E Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

Kayne Anderson BDC, Inc.

6.15% Senior Note, Series E, Due October 15, 2030

No. [______]	[Date]
$[______]	PPN 48662# AE4

FOR VALUE RECEIVED, the undersigned, Kayne Anderson BDC, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [______], or registered assigns, the principal sum of [_______] DOLLARS (or so much thereof as shall not have been prepaid) on October 15, 2030 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.15% per annum, as may be adjusted in accordance with Section 1.2 of the hereinafter defined Note Purchase Agreement, from the date hereof, payable semiannually, on the 30th day of January and July in each year, commencing with the January or July next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the Company in New York, New York, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated September 9, 2025 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement (in the case of a transferee, to the extent required by Section 13.2 of the Note Purchase Agreement). Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Schedule 1C

(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Kayne Anderson BDC, Inc.

By:
[Title]